Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TOPSPIN MEDICAL, INC.
          Topspin Medical, Inc., a corporation organized and existing under the laws of the State of Delaware, herby certifies as follows:
          1. The name of the Corporation is Topspin Medical, Inc. (the “Corporation”).
          2. The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 20, 1999.
          3. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and the stockholders of the Corporation have given their written consent hereto in accordance with Section 228 of the DGCL.
          4. The Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
          The name of the corporation is Topspin Medical, Inc. (the “Corporation).
ARTICLE II
          Section 2.1 The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
          Section 2.2 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III
          Section 3.1. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares of Common Stock. All such shares are to be of the par value of $.001 per share
ARTICLE IV
          Section 4.1. Stockholder Meetings. Each notice of any annual or special meeting of the stockholders of the Corporation shall be accompanied by a form of proxy card, setting forth the resolutions to be presented by the Board of Directors of the Corporation for a vote at such meeting and in addition shall be subject to the provisions of sections 87 and 89 of the Israeli Companies Law.
          Section 4.2. Written consent. In the event of the taking of any action by written consent of stockholders, prompt notice shall be delivered to any stockholder who did not execute such consent, and in any event no later than 30 days after the taking of the action.
          Section 4.3. Stockholder Inspection Rights. Any stockholder of the Corporation shall have the right, upon written request, to receive copies of minutes of meetings of the stockholders, the Corporation’s stock ledger and a list of its stockholders. In addition, any stockholder of the Corporation shall have the right, upon written request setting forth the purpose thereof, to receive copies of any document relating to any act or transaction requiring the consent of the stockholders of the Corporation. To the fullest extent permitted by applicable laws, the Corporation may refuse the stockholder’s demand if the Board of Directors believes that such demand was not made in good faith or that the requested documents include a commercial secret or patent, or that the disclosure of document is otherwise likely to have an adverse effect on the Corporation.
ARTICLE V
          Section 5.1. Board of Directors. Except as set forth below, the election and membership of the Board of Directors of the Corporation shall be governed by the Bylaws of the Corporation.
          Section 5.2. Independent Directors.
                    (a) The Board of Directors of the Corporation shall at all times include at least two (2) directors (the “Independent Directors”) elected by the stockholders of the Corporation, on condition that one of the following holds true:
(1)	the majority of votes at the Meeting of Shareholders includes at least one third of all the votes of the shareholders who are not Controlling Stockholders in the company or their representatives and who participate in the voting; abstentions shall not be included in the total of the votes of the aforesaid shareholders;

(2)	the total of opposing votes from among the shareholders said in paragraph (1) does not exceed 1% of all the voting rights in the company;
The term “Controlling Stockholder” shall be interpreted according to the Israeli Companies Law,1999.
                    (b) Any vacancy in the office of an Independent Director may be filled only by the stockholders and may not be filled by the remaining directors. The Board of Directors shall call a special stockholder meeting for the election of Independent Directors at any time there are less than two (2) Independent Directors in office. An Independent Director shall not be removed from office without cause. No person shall serve in the office of an Independent Director for more than six one-year terms.

                    (c) An Independent Director is required to be a resident of the State of Israel.
                    (d) The term “Exempt Directorship” shall mean the office of an Independent Director then filled by a person who was elected as an Independent Director for three (and not more than three) consecutive one-year terms. Without limiting any other provision set forth herein, at any election to fill the office of an Independent Director, other than an election to fill the office of an Exempt Directorship or a vacancy or a newly created directorship, only a person then serving in the office of an Independent Director may qualify for election to such office unless such person is otherwise disqualified to serve as an Independent Director.
                    (e) At any election of directors of the Corporation for the election of a person to serve as an Independent Director, the resolution shall specifically identify the directorship to be elected as an Independent Director.
                    (f) An Independent Director shall have professional qualifications or accounting and financial expertise, subject to at least one of the Independent Directors having accounting and financial expertise pursuant to applicable law.
                    (g) No individual shall be appointed as Independent Director if – at the time of the appointment or during the two years that preceded the appointment – he, his relative, partner, employer or a corporate body of which he is a controlling party had an interest in the corporation, in a person who was a controlling party of the corporation at the time of the appointment, or in another corporate body; for purposes of this subsection –
“interest” – an employment relationship, commercial or professional ties in general or control, as well as service as an officer, other than service as a director who was appointed as an Independent Director in a company that is due to offer shares to the public for the first time.
“other corporate body” – a corporate body, in which the corporation or controlling member of it is a controlling member at the time of the appointment or during the two years before the time of the appointment
                    (h) No individual shall be appointed as an Independent Director if his other positions or affairs create or are liable to create a conflict of interest with his position as an Independent Director, or if they are liable to constrain his ability to serve as Independent Director.
                    (i) A Director in one company shall not be appointed as an Independent Director in another company, if at that time a Director of the other company serves as Independent Director in the first company.
                    (j) No individual shall be appointed an Independent Director in a public company if he is an employee of the Israeli Securities Authority or an employee of a stock exchange in Israel.
                    (k) A person shall not be nominated for election, or elected, as an Independent Director unless such person has first submitted to the Corporation a written statement confirming his qualification to serve in such office consistent with the terms hereof.

The declaration shall be kept in the company’s registered office and it shall be open to inspection by all persons.
                    (l) An Independent Director shall not be entitled to any compensation or other payment from the Corporation, except as determined by applicable law and insurance coverage and indemnification under the Corporation’s Bylaws or as determined by other applicable laws.
                    (m) Each committee of the Board of Directors shall include at least one Independent Director.
                    (n) If the Board of Directors learns of a suspicion that an Independent Director no longer meets one of the conditions required under applicable law for the appointment of an Independent Director, or of a suspicion that the Director has violated his fiduciary duty of loyalty, then the Board of Directors shall discuss the matter at the meeting first convened after it learned of the matter.
                    (o) If the Board of Directors determines that the Independent Director no longer meets a condition required under applicable law for his appointment or that he has violated his fiduciary duty of loyalty, then the Board of Directors shall call a special meeting with removal of the Independent Director from office on its agenda.
                    (p) The reasons of the Board of Directors shall be presented to the Meeting of Shareholders and the Independent Director shall be given a reasonable opportunity to present his position; the Meeting of Shareholder’s decision to terminate an Independent Director’s term of office shall be adopted with the same majority that was necessary for his appointment.
                    (q) On application by a Director or shareholder the Court may order the service of an Independent Director terminated, if found that he no longer meets a condition required under applicable law for his appointment or that he has violated his fiduciary duty of loyalty to the corporation.
                    (r) The Court may order to terminate the service of an Independent Director according to applicable law.
                    (s) For a period of two (2) years following the termination of the service of a person as an Independent Director of the Corporation, the Corporation shall not directly or indirectly enter into any employment, consulting or other arrangement for fees with such person, and such person may not serve as a director or officer of the Corporation.
                    (t) The first Independent Directors shall be appointed by a Meeting of Shareholders, which shall be convened not later than three months after the date on which the company becomes a public company.
                    (u) From the time that a public company becomes a private company the provisions of this section will no longer be applicable regarding someone who serves or has served the company as an Independent Director. If the corporation has not made a decision regarding the continuation of the service of the Independent Director, his service will be terminated three months after the corporation becomes a private company.
          Section 5.3. Chairman . The same person may not hold the office of Chairman of the board and the General Manager as defined in the By-laws unless permitted by Section 121(c) to the Israeli Companies Law, 1999.
          Section 5.4. Interested Transactions.
               5.4.1. The term “Interested Transaction” shall mean any transaction of a public company with its Controlling Stockholder or an exceptional transaction of a public company with another person in whom the Controlling Stockholder has a personal interest, including a private offering in which the Controlling Stockholder has a personal interest; and also a contract of a public company with its Controlling Stockholder or his relative, if he also is an officer of the company – in respect of his service and employment conditions, and if he is a company employee and is not an officer – in respect of his employment by the company. The Corporation shall not enter into an Interested Transaction unless such transaction was approved by the following in the following order:
          (1) the Audit Committee;
          (2) the Board of Directors;
          (3) the Meeting of Shareholders, on condition that one of the following applies:
(a) the majority of votes at the Meeting of Shareholders includes at least one third of all the votes of shareholders who do not have a personal interest in the approval of the transaction and who are participating in the vote; abstentions shall not be included in the total of the votes of the aforesaid shareholders;
(b) the total of opposing votes from among the shareholders said in subparagraph (a) does not exceed 1% of all the voting rights in the company.
In this section “personal interest” means a personal interest of a person in an action or a transaction of a corporation including personal interest of his relative and of another corporation in which he or his relative are interested parties, excluding personal interests deriving only from the holding of stocks.
In this section “Controlling Stockholder” means as defined in section 268 to the Israeli Companies Law, 1999.
5.4.2 Subject to applicable law the following provisions will apply to Interested Transactions:
                    (a) A stockholder participating in a vote regarding an Interested Transaction, then he shall inform the corporation before the vote – and if the vote is by proxy, on the proxy document – whether or not he has a personal interest in the approval of the transaction; if the shareholder did not inform as aforesaid, then he shall not vote and his vote shall not be counted.
                    (b) If a Director has a personal interest in the approval of an Interested Transaction brought for approval by the Audit Committee or the Board of Directors, then he shall not be present at the discussion and shall not participate in the vote in the Audit Committee and at the Board of Directors.
                    (c) Notwithstanding the provisions of the foregoing a Director may be present at the discussion in the Audit Committee and he may participate in the vote, if most of the members of the Audit Committee have a personal interest in the approval of the Interested Transaction, and a Director may also be present at the discussion in the Board of Directors and he may participate in the vote, if most of the members of the Board of Directors of the corporation have a personal interest in the approval of the Interested Transaction.
                    (d) The Audit Committee of a public company shall not be entitled to grant an approval to an Interested Transaction unless – when the approval is given – its members include two Independent Directors and at least one of them was present at the meeting, at which the Audit Committee decided to grant the approval.
                    (e) An Interested Transaction shall be of no effect for the corporation, or the controlling stockholder, if the Interested Transaction was not approved in accordance with the provisions of this section, if there was a substantive defect in the process of approval or if the Interested Transaction was carried out in substantive digression from the approval.
                    (f) A transaction shall also be of no effect towards any other person, if that person knew of the Controlling Stockholder’s personal interest in the approval of the Interested Transaction and if he knew or should have known that the transaction had not been approved as required by this section.
                    (g) The corporation may cancel an Interested Transaction with another person that requires approval as described in this section, and may demand compensation from that person for the damage caused to it even without cancellation of the Interested Transaction, if that person knew of the personal interest of the Controlling Stockholder and if he knew or should have known that the Interested Transaction had not been approved as required by this section.
                    (h) If a person has received the Board of Directors’ authorization that all the necessary approvals of an Interested Transaction have been obtained, then it is assumed that he need not have known that an approval of the Interested Transaction required under this section 6.4.
               5.4.3 The Israeli Securities (Transaction between a Company and a Controlling Shareholder therein) Regulations, 2001 shall be applicable to this corporation to the fullest extent permitted under applicable law.

ARTICLE VI
Derivative Actions and Class Actions. To the fullest extent permitted by applicable laws, the provisions of Sections 194 through 218 of the Israeli Companies Law, 1999 shall apply to this Corporation.
ARTICLE VII
          Section 7.1. Audit Committee. The Board of Directors shall appoint an Audit Committee, consisting of no less than three (3) directors. The members of the Audit Committee shall at all times include the Independent Directors, and shall not include (i) the Chairman of the Board, (ii) any director who is either employed by, or provides services to, the Corporation on a regular basis (other than in the capacity as a director), or (iii) any director who is either a controlling stockholder of the Corporation or any relative of any controlling stockholder of the Corporation.
               7.1.1. The Audit Committee shall meet upon request by either its Chair or a majority of its members or by the request of the Board of Directors. Provisions 110-113 of the Israeli Companies Law, 1999 shall apply to the Audit committee mutatis mutandi and to the fullest extent possible by applicable law.
               7.1.2. The Corporation’s Internal Auditor shall receive prior notice of, and shall be permitted to attend, any meeting of the Audit Committee.
               7.1.3. The Internal Auditor may request of the chairman of the Audit Committee that he convene the committee in order to discuss a subject specified in his request, and the chairman of the Audit Committee shall convene the Audit Committee within a reasonable time after the date of the request, if he thinks that there is a good reason therefor. Notice of Audit Committee meetings, in which a subject connected with the auditing of the financial reports is to be raised, shall be delivered to the auditing accountant of the corporation, who shall be entitled to participate in the meeting.
          Section 7.2. The Audit committee shall have the following powers and duties:
                    (a) Identify deficiencies in the management of the Corporation, inter alia in consultation with the Corporation’s Internal Auditor and the Corporation’s auditing accountant, and recommending corrective measures as needed; and
                    (b) To consider the approval of (i) actions by an officer allegedly in violation of such officer’s fiduciary duty of loyalty as set forth in Section 255 and 268-275 to the Israeli Companies Law, 1999 including an Interested Transaction (as defined in the Certificate of Incorporation of the corporation) to the fullest extent permitted by applicable laws.
                    (c) The Audit Committee shall not approve a suspension or termination of the Internal Auditor without first giving the Internal Auditor an opportunity to be heard and subject to section 9.7 following.

ARTICLE VIII
          Section 8.1. Internal Auditor: the Corporation shall at all times have an Internal Auditor appointed by the Board of Directors, on the proposal of the Audit Committee. The Internal Auditor shall be a natural person who is not (i) an interested party (as interpreted under applicable law), (ii) an officer or employee of the Corporation or a relative of any officer or employee of the Corporation, or (iii) the Corporation’s auditing accountant or its designee.
          Section 8.2. The Internal Auditor shall perform his duties consistent with Sections 3(a), 4(b), 8-10, 14(b) and 14(c) of the Israeli Internal Audit Law, 1992, subject to the provisions of the Israeli Companies Law, 1999 mutatis mutandi.
          Section 8.3. The Chairman of the Board of Directors or the General Manager shall be the organizational superior of the Internal Auditor or such other officer as may be designated from time to time by the Board of Directors, and in the absence of such designation, the Chairman of the Board.
          Section 8.4. The Internal Auditor shall submit to the Audit Committee periodic and annual audit plans for its advance approval. The Chairman of the Board and the Chair of the Audit Committee may, from time to time, delegate to the Internal Auditor additional audit duties for urgent examination in addition to the audit plan. A report on urgent matters which he examined shall be submitted to the person who ordered the Internal Auditor to make the examination
          Section 8.5. It shall be the duty of the Internal Auditor, among other duties, to audit the Corporation’s compliance with applicable laws and proper business practices.
          Section 8.6. The Internal Auditor shall report his findings to the Chairman of the Board, the Chair of the Audit Committee and the General Manager.
          Section 8.7. To the fullest extent permissible by applicable law an Internal Auditor’s term in office shall not be terminated without his concurrence, and he shall not be suspended from office, unless the Board of Directors so decided after it heard the position of the Audit Committee and after the Internal Auditor was given a reasonable opportunity to state his case before the Board of Directors and before the Audit Committee.
          Section 8.8. For the purpose of this section the quorum for opening the meeting of the Board of Directors shall be not less than a majority of the members of the Board of Directors.
ARTICLE IX
[RESERVED]

ARTICLE X
          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
ARTICLE XI
          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
ARTICLE XII
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. To the fullest extent permitted by applicable laws, the provisions of Sections 252 through 256 of the Israeli Companies Law, 1999 shall apply to this Corporation;

ARTICLE XIII
          The provisions of sections 328 – 340 of the Israeli Companies Law, 1999 as well as the Israeli Securities (Purchase Offer) Regulations, 2000 shall be applicable to this corporation to the fullest extent permitted under applicable law.
ARTICLE XIV
          The election of the directors of the Corporation need not be by written ballot unless the by-laws of the Corporation shall so provide.
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          THE UNDERSIGNED, being the President of the Corporation, for the purpose of amending and restating the Corporation’s Certificate of Incorporation pursuant to the DGCL, has executed this certificate this 23rd day of August, 2005.

/s/ Erez Golan

Name: Erez Golan
Title: President & CEO